CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for The Gold Bullion Strategy Fund, a series of Advisors Preferred Trust we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Advisors Preferred Trust Registration Statement on Form N-1A.

/s/Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

May 13, 2013